EXHIBIT 99.1
LGI Homes Reports Record Third Quarter and Year to Date 2021 Results
THE WOODLANDS, Texas, November 2, 2021 (GLOBE NEWSWIRE) - LGI Homes, Inc. (NASDAQ: LGIH) today announced financial results for the third quarter and nine months ended September 30, 2021.
Third Quarter 2021 Highlights and Comparisons to Third Quarter 2020
•Net Income increased 13.0% to $100.6 million, or $4.10 Basic EPS and $4.05 Diluted EPS
•Net Income Before Income Taxes increased 63.2% to $127.0 million
•Home Sales Revenues increased 40.7% to $751.6 million
•Home Closings increased 19.5% to 2,499 homes closed
•Average Sales Price Per Home Closed increased 17.7% to $300,764
•Gross Margin as a Percentage of Homes Sales Revenues increased 160 basis points to 26.9%
•Adjusted Gross Margin* as a Percentage of Home Sales Revenues increased 90 basis points to 28.2%
•Active Selling Communities at September 30, 2021 decreased 6.4% to 103
*Non-GAAP
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Nine Months Ended September 30, 2021 Highlights and Comparisons to Nine Months Ended September 30, 2020
•Net Income increased 69.8% to $318.3 million, or $12.85 Basic EPS and $12.72 Diluted EPS
•Net Income Before Income Taxes increased 98.4% to $399.4 million
•Home Sales Revenues increased 52.9% to $2.2 billion
•Home Closings increased 33.5% to 7,916 homes closed
•Average Sales Price Per Home Closed increased 14.6% to $284,117
•Gross Margin as a Percentage of Homes Sales Revenues increased 250 basis points to 27.0%
•Adjusted Gross Margin* as a Percentage of Home Sales Revenues increased 190 basis points to 28.4%
•Total Owned and Controlled lots of 87,512 at September 30, 2021
*Non-GAAP
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Balance Sheet Highlights
•Total liquidity of $506.3 million at September 30, 2021 including cash and cash equivalents of $46.7 million and $459.6 million of availability under the Company’s revolving credit facility
•Net debt to capitalization of 31.7% at September 30, 2021, compared to 30.6% at December 31, 2020
•358,817 shares of common stock repurchased during the third quarter of 2021

Management Comments
“We delivered another record breaking quarter, despite continued cost pressures and numerous supply chain headwinds,” stated Eric Lipar, Chairman and Chief Executive Officer of LGI Homes.
“During the quarter, we closed 2,499 homes, increased revenue 40.7% to $752 million and delivered a record 8.1 home closings per community, per month. Continued mitigation of cost pressures supported a 160 basis point improvement in our gross margin and a 90 basis point improvement in our adjusted gross margin. Our SG&A expense ratio declined to an all-time low of 8.6%, helping drive a 230 basis point improvement in our pre-tax net income margin to 16.9%. Net income increased 13% year-over-year to $101 million, or $4.05 per diluted share, and we delivered a 39% return on equity.
“Based on our continued high absorptions and supply chain impacts to development timing, we now expect to end the year with 100 to 105 active communities. However, we maintain our expectation to close between 10,000 and 10,500 homes at an average sales price of $285,000 to $295,000. Given our performance to date, we are tightening guidance on our gross margin to a range between 26.5% and 27.5% and adjusted gross margin to a range between 28% and 29%. Our full year SG&A expense ratio is unchanged. Finally, we are tightening our full year effective tax rate to a range between 20.0% and 21.0%.”
Mr. Lipar concluded, “Our incredible performance to date, strong capital position and attractive land portfolio have put us on track to deliver record results in 2021 and positioned us for continued success in the years to come.”

2021 Third Quarter Results
Home closings during the third quarter of 2021 totaled 2,499, an increase of 19.5%, from 2,091 home closings during the third quarter of 2020.
At the end of the third quarter of 2021, active selling communities decreased to 103 from 110 communities at the end of the third quarter of 2020. The decrease in community count is due to close out of or transition between certain active communities for the third quarter of 2021 as compared to the third quarter of 2020.
Home sales revenues for the third quarter of 2021 were $751.6 million, an increase of $217.4 million, or 40.7%, over the third quarter of 2020. The increase in home sales revenues is primarily due to the increase in home closings and an increase in the average sales price per home closed during the third quarter of 2021.
The average sales price per home closed for the third quarter of 2021 was $300,764, an increase of $45,287, or 17.7%, over the third quarter of 2020. This increase in the average sales price per home closed is primarily due to increased closings at higher price points in certain markets and a favorable pricing environment, partially offset by additional wholesale home closings.
Gross margin as a percentage of home sales revenues for the third quarter of 2021 was 26.9% as compared to 25.3% for the third quarter of 2020. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the third quarter of 2021 was 28.2% as compared to 27.3% for the third quarter of 2020. The increase in gross margin and adjusted gross margin as a percentage of home sales revenues is primarily due to raising prices higher than increases in input costs, for the third quarter of 2021 as compared to the third quarter of 2020. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Loss on extinguishment of debt for the third quarter of 2021 was $13.3 million, primarily due to the redemption premium associated with our 6.875% Senior Notes due 2026 (the “2026 Senior Notes”), as well as debt issuance costs and discount previously capitalized that were associated with the 2026 Senior Notes. There was no loss on extinguishment of debt for the third quarter of 2020.
Net income for the third quarter of 2021 was $100.6 million, or $4.10 per basic share and $4.05 per diluted share, an increase of $11.5 million, or 13.0%, from $89.0 million, or $3.55 per basic share and $3.52 per diluted share, for the third quarter of 2020. The increase in net income is primarily attributed to higher gross margins, operating leverage realized from the increase in home sales revenues and higher average sales price per home closed recognized during the third quarter of 2021 as compared to the third quarter of 2020.
Results for the Nine Months Ended September 30, 2021
Home closings during the nine months ended September 30, 2021 totaled 7,916, an increase of 33.5%, from 5,931 home closings during the nine months ended September 30, 2020.
Home sales revenues for the nine months ended September 30, 2021 were $2.2 billion, an increase of $778.5 million, or 52.9%, over the nine months ended September 30, 2020. The increase in home sales revenues is primarily due to increased home closings and an increase in the average sales price per home closed during the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020.
The average sales price per home closed for the nine months ended September 30, 2021 was $284,117, an increase of $36,177, or 14.6%, over the first quarter 2020. This increase in the average sales price per home closed is primarily due to higher price points in certain markets, partially offset by additional wholesale home closings.
Gross margin as a percentage of home sales revenues for the nine months ended September 30, 2021 was 27.0% as compared to 24.5% for the nine months ended September 30, 2020. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the nine months ended September 30, 2021 was 28.4% as compared to 26.5% for the nine months ended September 30, 2020. The increase in gross margin and adjusted gross margin as a percentage of home sales revenues is primarily due to raising prices higher than increases in input costs for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.

Loss on extinguishment of debt for the nine months ended September 30, 2021 was $14.0 million, primarily due to the redemption premium associated with the 2026 Senior Notes, as well as debt issuance costs and discount previously capitalized that were associated with the 2026 Senior Notes and debt issuance costs previously capitalized that were associated with our revolving credit facility. There was no loss on extinguishment of debt for the nine months ended September 30, 2020.
Net income for the nine months ended September 30, 2021 was $318.3 million, or $12.85 per basic share and $12.72 per diluted share, an increase of $130.9 million, or 69.8%, from $187.5 million, or $7.45 per basic share and $7.40 per diluted share, for the nine months ended September 30, 2020. The increase in net income is primarily attributed to operating leverage realized from the increase in home sales revenues and higher average sales price per home closed, partially offset by tax benefits relating to the federal energy efficient homes tax credits recognized during the nine months ended September 30, 2020.
Updated Full Year 2021 Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company is providing the following updates to its guidance for the full year 2021. The Company believes:
•Home closings between 10,000 and 10,500
•Active selling communities at the end of 2021 between 100 and 105
•Average sales price per home closed between $285,000 and $295,000
•Gross margin as a percentage of home sales revenues between 26.5% and 27.5%
•Adjusted gross margin (non-GAAP) as a percentage of home sales revenues between 28.0% and 29.0% with capitalized interest accounting for substantially all the difference between gross margin and adjusted gross margin as a percentage of home sales revenues
•SG&A as a percentage of home sales revenues between 9.0% and 9.5%
•Effective tax rate between 20.0% and 21.0%
This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2021 are similar to those experienced so far in the fourth quarter of 2021 and that average sales price per home closed, construction costs, availability of construction materials, availability of land, land development costs and overall absorption rates in the remainder of 2021 are consistent with the Company’s recent experience. In addition, this outlook assumes that governmental regulations relating to land development, home construction and COVID-19 are similar to those currently in place. Any further restrictions related to COVID-19 or other governmental restrictions on land development or home construction could negatively impact the Company’s ability to achieve this guidance.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, November 2, 2021 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer and Treasurer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.lgihomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the Earnings Call webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406 and using conference ID “4394403”. This replay will be available until November 9, 2021.
About LGI Homes, Inc.
LGI Homes, Inc. is a pioneer in the homebuilding industry, successfully applying an innovative and systematic approach to the design, construction and sale of homes. As one of America’s fastest growing companies, LGI Homes has a notable legacy of more than 18 years of homebuilding excellence, over which time it has closed more than 50,000 homes and has been profitable every year. Headquartered in The Woodlands, Texas, LGI Homes has operations across 35 markets in 19 states and, since 2018, has been ranked as the 10th largest residential builder in the United States based on units closed. Nationally recognized for its quality construction and exceptional customer service, LGI Homes’ commitment to excellence extends to its more than 900 employees, earning the Company numerous workplace awards at the local, state and national level, including Top Workplaces USA’s 2021 Cultural Excellence Award. For more information about LGI Homes and its unique operating model focused on making the dream of homeownership a reality for families across the nation, please visit the Company’s website at www.lgihomes.com.

Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2021 home closings, year-end active selling communities, average sales price per home closed, gross margin as a percentage of home sales revenues, adjusted gross margin as a percentage of homes sales revenues, SG&A as a percentage of home sales revenues, effective tax rate, and the impact of the COVID-19 pandemic and its effect on the Company, its business, customers, subcontractors, and its markets, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, the “Risk Factors” and “Cautionary Statement about Forward-Looking Statements” sections in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	September 30,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$46,717	$35,942
Accounts receivable	49,171	115,939
Real estate inventory	1,908,135	1,569,489
Pre-acquisition costs and deposits	50,267	37,213
Property and equipment, net	13,364	3,618
Other assets	66,272	44,882
Deferred tax assets, net	7,613	6,986
Goodwill	12,018	12,018
Total assets	$2,153,557	$1,826,087

LIABILITIES AND EQUITY
Accounts payable	$35,455	$13,676
Accrued expenses and other liabilities	116,234	135,008
Notes payable	666,094	538,398
Total liabilities	817,783	687,082

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 26,941,222 shares issued and 24,273,191 shares outstanding as of September 30, 2021 and 26,741,554 shares issued and 24,983,561 shares outstanding as of December 31, 2020	269	267
Additional paid-in capital	286,709	270,598
Retained earnings	1,252,619	934,277
Treasury stock, at cost, 2,668,031 shares and 1,757,993 shares, respectively	(203,823)	(66,137)
Total equity	1,335,774	1,139,005
Total liabilities and equity	$2,153,557	$1,826,087

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Home sales revenues	$751,608	$534,202	$2,249,073	$1,470,531

Cost of sales	549,319	398,971	1,642,756	1,110,763
Selling expenses	39,871	35,470	127,450	98,193
General and administrative	24,480	22,320	72,479	62,422
Operating income	137,938	77,441	406,388	199,153
Loss on extinguishment of debt	13,314	—	13,976	—
Other income, net	(2,370)	(374)	(6,979)	(2,148)
Net income before income taxes	126,994	77,815	399,391	201,301
Income tax provision	26,444	(11,189)	81,049	13,834
Net income	$100,550	$89,004	$318,342	$187,467
Earnings per share:
Basic	$4.10	$3.55	$12.85	$7.45
Diluted	$4.05	$3.52	$12.72	$7.40

Weighted average shares outstanding:
Basic	24,508,134	25,089,424	24,766,260	25,162,162
Diluted	24,824,320	25,257,053	25,030,161	25,328,555

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company has provided information in this press release relating to adjusted gross margin, adjusted net income and adjusted earnings per share.
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Home sales revenues	$751,608	$534,202	$2,249,073	$1,470,531
Cost of sales	549,319	398,971	1,642,756	1,110,763
Gross margin	202,289	135,231	606,317	359,768
Capitalized interest charged to cost of sales	8,603	9,164	29,718	26,778
Purchase accounting adjustments (1)	952	1,396	3,210	3,271
Adjusted gross margin	$211,844	$145,791	$639,245	$389,817
Gross margin % (2)	26.9%	25.3%	27.0%	24.5%
Adjusted gross margin % (2)	28.2%	27.3%	28.4%	26.5%
(1)Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.
(2)Calculated as a percentage of home sales revenues.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. The Company defines adjusted net income as net income less the federal energy efficient homes tax credits. The Company defines adjusted earnings per share as adjusted net income divided by weighted average shares outstanding. Management believes that the presentation of adjusted net income and adjusted earnings per share provides useful information to investors because such measures isolate the impact that material retroactive tax adjustments have on net income and earnings per share. However, because adjusted net income and adjusted earnings per share information excludes the federal energy efficient homes tax credits, which have real economic effects and could impact results, the utility of adjusted net income and adjusted earnings per share as measures of operating performance may be limited. In addition, other companies may not calculate adjusted net income and adjusted earnings per share in the same manner that the Company does. Accordingly, adjusted net income and adjusted earnings per share information should be considered only as a supplement to net income and earnings per share information as measures of the Company’s performance.

The following table reconciles adjusted net income and adjusted earnings per share to net income and earnings per share, respectively, which are the GAAP measures that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator (in thousands):
Net income (Numerator for basic and diluted earnings per share)	$100,550	$89,004	$318,342	$187,467
Retroactive federal energy efficient homes tax credits	—	27,141	—	26,595
Adjusted net income (Numerator for adjusted basic and diluted earnings per share)	$100,550	$61,863	$318,342	$160,872
Denominator:
Basic weighted average shares outstanding	24,508,134	25,089,424	24,766,260	25,162,162
Effect of dilutive securities:
Stock-based compensation units	316,186	167,629	263,901	166,393
Diluted weighted average shares outstanding	24,824,320	25,257,053	25,030,161	25,328,555

Basic earnings per share	$4.10	$3.55	$12.85	$7.45
Diluted earnings per share	$4.05	$3.52	$12.72	$7.40

Adjusted basic earnings per share	$4.10	$2.47	$12.85	$6.39
Adjusted diluted earnings per share	$4.05	$2.45	$12.72	$6.35

Home Sales Revenues, Home Closings, Average Sales Price Per Home Closed (ASP), Average Community Count and Average Monthly Absorption Rates by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended September 30, 2021
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$287,878	1,072	$268,543	34.7	10.3
Southeast	146,166	551	265,274	24.0	7.7
Northwest	148,515	325	456,969	12.3	8.8
West	90,592	248	365,290	12.7	6.5
Florida	78,457	303	258,934	19.0	5.3
Total	$751,608	2,499	$300,764	102.7	8.1

	Three Months Ended September 30, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$186,909	812	$230,183	33.3	8.1
Southeast	130,131	550	236,602	33.7	5.4
Northwest	91,138	229	397,983	11.7	6.5
West	62,935	220	286,068	12.7	5.8
Florida	63,089	280	225,318	18.0	5.2
Total	$534,202	2,091	$255,477	109.3	6.4

	Nine Months Ended September 30, 2021
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$924,591	3,547	$260,668	36.7	10.7
Southeast	442,431	1,731	255,593	25.8	7.5
Northwest	372,903	876	425,688	11.1	8.8
West	252,553	729	346,438	11.3	7.1
Florida	256,595	1,033	248,398	19.8	5.8
Total	$2,249,073	7,916	$284,117	104.7	8.4

	Nine Months Ended September 30, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$520,608	2,300	$226,351	33.8	7.6
Southeast	347,155	1,512	229,600	34.0	4.9
Northwest	249,455	655	380,847	11.8	6.2
West	182,012	692	263,023	14.2	5.4
Florida	171,301	772	221,892	17.6	4.9
Total	$1,470,531	5,931	$247,940	111.3	5.9

Owned and Controlled Lots
The table below shows (i) home closings by reportable segment for the nine months ended September 30, 2021 and (ii) owned or controlled lots by reportable segment as of September 30, 2021.

	Nine Months Ended September 30, 2021	As of September 30, 2021
Reportable Segment	Home Closings	Owned (1)	Controlled	Total
Central	3,547	19,034	17,506	36,540
Southeast	1,731	12,291	9,037	21,328
Northwest	876	4,055	5,626	9,681
West	729	5,634	5,958	11,592
Florida	1,033	3,160	5,211	8,371
Total	7,916	44,174	43,338	87,512
(1)Of the 44,174 owned lots as of September 30, 2021, 32,250 were raw/under development lots and 11,924 were finished lots, including 568 completed homes, including information centers, and 4,014 homes in progress.
Backlog Data
As of the dates set forth below, the Company’s net orders, cancellation rate and ending backlog homes and value were as follows (dollars in thousands, unaudited):

Backlog Data	Nine Months Ended September 30,
	2021 (4)	2020 (5)
Net orders (1)	8,044	8,278
Cancellation rate (2)	18.8%	20.6%
Ending backlog – homes (3)	3,090	3,580
Ending backlog – value (3)	$959,786	$932,664
(1)Net orders are new (gross) orders for the purchase of homes during the period, less cancellations of existing purchase contracts during the period.
(2)Cancellation rate for a period is the total number of purchase contracts cancelled during the period divided by the total new (gross) orders for the purchase of homes during the period.
(3)Ending backlog consists of homes at the end of the period that are under a purchase contract that has been signed by homebuyers who have met preliminary financing criteria but have not yet closed and wholesale contracts for which vertical construction is generally set to occur within the next six to twelve months. Ending backlog is valued at the contract amount.
(4)As of September 30, 2021, the Company had 563 units related to bulk sales agreements associated with its wholesale business.
(5)As of September 30, 2020, the Company had 821 units related to bulk sales agreements associated with its wholesale business.

CONTACT:     Joshua D. Fattor
Vice President of Investor Relations
(281) 210-2619
investorrelations@lgihomes.com